Exhibit 23.1

[Comiskey & Company letterhead]

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation into the Registration Statement on Form SB-1 of MD Technologies Inc. of our Report of Independent Registered Public Accounting Firm, dated February 20, 2005, on our audits of the consolidated financial statements and financial statement schedules of MD Technologies Inc. for each of the years ended December 31, 2004 and 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Denver, Colorado

May 23, 2005

/s/ Comiskey & Co.

PROFESSIONAL CORPORATION